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                                                                       EXHIBIT 5

                                  May 14, 1998

PharMerica, Inc.
3611 Queen Palm Drive
Tampa, Florida 33619

Ladies and Gentlemen:

     We have acted as legal counsel to PharMerica, Inc. (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("Registration Statement"), relating to
(i) the offer to exchange all outstanding 8 3/8% Senior Subordinated Notes due 2008 (the "Notes") for 8 3/8% Senior Subordinated Notes due 2008 (the "New Notes") and (ii) the guarantees by the Guarantors (as defined in the Registration Statement).

     We have examined and are familiar with the Certificate of Incorporation and the By-Laws of the Company, and the various corporate records and proceedings relating to the organization of the Company and the filing of the Registration Statement. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

     Based on the foregoing it is our opinion that (i) the New Notes have been duly authorized by the Issuer, and (ii) the Guarantees have been duly authorized by each of the Guarantors.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and with such state securities administrators as may require such opinion of counsel for the registration of the New Notes, and the reference to this firm under the heading "Legal Matters" in this Prospectus.

                                          Very truly yours,

                                          HARWELL HOWARD HYNE
                                          GABBERT & MANNER, P.C.